NEWS

Exhibit 99

For additional information contact:	Benno Sand-Investor and Financial Media (952) 448-8936
Laurie Walker-Trade Media (952) 448-8066

FOR IMMEDIATE RELEASE

FSI International, Inc. Announces Third Quarter and First Nine Months Fiscal 2005 Financial Results

Third Quarter Fiscal 2005 Orders Increased 43 percent to $24.6 million as Compared to the Second Quarter Level

     MINNEAPOLIS (June 21, 2005)—FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today reported financial results for the third quarter of fiscal 2005 and for the first nine months ended May 28, 2005.

Fiscal 2005 Third Quarter and First Nine Months

     Sales for the third quarter of fiscal 2005 were $19.1 million, compared to $36.3 million for the same period in fiscal 2004. The Company’s net loss for the third quarter of fiscal 2005 was $2.0 million, or $0.07 per share, compared to a net income of $4.0 million, or $0.13 per share, for the third quarter of fiscal 2004.

     Sales for the first nine months of fiscal 2005 were $62.7 million, compared to $81.1 million for the same period of fiscal 2004. The Company’s net loss for the first nine months of fiscal 2005 was $1.4 million, or $0.05 per share, compared to a net loss of $3.1 million, or $0.10 per share, for the first nine months of fiscal 2004.

     In the first nine months of fiscal 2005, the Company accrued $250,000, or $0.01 per share, of litigation judgment loss; recorded a $7.0 million, or $0.23 per share, gain on the sale of its Allen, Texas facility; and recorded a $4.2 million, or $0.14 per share, gain on the initial distribution associated with Applied Materials’ acquisition of Metron Technology N.V. In the first nine months of fiscal 2004, the Company accrued $3.4 million, or $0.11 per share, of patent litigation settlement costs and recorded a $2.0 million, or $0.07 per share, gain on the sale of Metron Technology N.V. stock. The litigation-related costs were included in selling, general and administrative expenses in both periods, and the Metron distribution and stock sales gains were recorded in interest and other income in both periods.

-more-

FSI International, Inc.
June 21, 2005
Page Two

     “Despite the weak industry conditions during the first nine months of fiscal 2005, we made good progress on the strategies established at the beginning of the year,” said, Don Mitchell, FSI chairman and CEO, “including:

•	selling our Allen, Texas facility;

•	expanding the process capabilities for our flagship products;

•	expanding our intellectual property portfolio through new patents and a technology license;

•	gaining customer acceptance for our flagship products that were under evaluation; and

•	receiving follow-on orders from several leading semiconductor manufacturers.

     As a result of these accomplishments, it is with optimism that we are now finalizing our fiscal 2006 strategic plan,” concluded Mitchell.

Cash Position

     The Company’s cash, restricted cash and marketable securities were $35.7 million at the end of the third quarter of fiscal 2005, representing a $6.5 million decrease from the beginning of fiscal 2005. The change included $19.1 million of cash used in operations and $14.4 million in net proceeds from the sale of the Allen, Texas facility. The cash used in operations reflected the use of $6.3 million to pay a litigation judgment.

     In February 2005, the California Court of Appeals issued an opinion affirming in substantial part a judgment in litigation arising out of the Company’s 1996 acquisition of Semiconductor Systems, Inc. (“SSI”), the Company’s wholly owned subsidiary. The total judgment, together with post-judgment interest and attorneys’ fees as of the date of the Court of Appeal’s decision, was approximately $7.9 million.

     Since the 1996 acquisition of Semiconductor Systems, Inc. was originally accounted for as a pooling of interest, the former SSI shareholders returned the 250,000 shares of FSI common stock in escrow and the Company retired the stock in the third quarter of fiscal 2005 at a value of $12.125 per share, the per-share price of the Company’s common stock at the

-more-

FSI International, Inc.
June 21, 2005
Page Three

time of the acquisition. As a result, the Company recorded $250,000 of litigation judgment costs in the second quarter. In the third quarter of fiscal 2005, the Company used approximately $7.9 million of cash to satisfy the judgment, including escrow funds totaling approximately $1.6 million placed by the former SSI shareholders to pay the judgment amount.

     On December 14, 2004, Applied Materials closed on the acquisition of substantially all of the assets of Metron Technology N.V. As of May 28, 2005, the Company owned 1.5 million shares of Nortem N.V. (formerly Metron Technology) common stock. The Metron stock had an original cost basis of $0.94 per share, or $1.4 million in the aggregate.

     At the beginning of the third quarter of fiscal 2005, the Company carried its investment in Nortem N.V. as a marketable security valued at $6.9 million. The Company received an initial cash distribution in the third quarter of fiscal 2005 of approximately $5.6 million as Nortem N.V. was being liquidated and recorded a gain of approximately $4.2 million. In June 2005, the Company received the final distribution of approximately $1.5 million and expects to record an additional gain of approximately $1.4 to $1.6 million in the fourth quarter of fiscal 2005.*

Balance Sheet

     As of the end of the fiscal 2005 third quarter, the Company had approximately $121.8 million in assets, including the $35.7 million in cash, restricted cash, cash equivalents and marketable securities. This included $1.5 million of marketable securities associated with the Company’s investment in Nortem N.V. At the end of the third quarter of fiscal 2005, the Company had a current ratio of 4.5 to 1.0, no debt and a book value of $3.44 per share.

Outlook

     Based on backlog and deferred revenue levels at the end of the third quarter and expected fourth quarter orders, the Company expects fourth quarter fiscal 2005 revenues to be approximately $20 to $23 million.* Based upon anticipated gross profit margins, the operating expense run rate and the anticipated $1.4 to $1.6 million gain on the Nortem N.V. final distribution, the Company expects a net loss of approximately $3.5 to $4.5 million for the fourth quarter.*

-more-

FSI International, Inc.
June 21, 2005
Page Four

Conference Call Details

     Investors will have the opportunity to listen to the conference call at 3:30 p.m. CDT over the Internet. The webcast is being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About FSI

     FSI International, Inc. is a global supplier of surface conditioning equipment technology and support services for microelectronics manufacturing. Using the Company’s broad portfolio of batch and single-wafer cleaning products which include process technologies for immersion, spray, vapor and CryoKinetic, customers are able to achieve their process performance, flexibility and productivity goals.

     The Company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment.

     FSI maintains a web site at http://www.fsi-intl.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

     This press release contains certain “forward-looking” statements (*), including, but not limited to, the anticipated gain on the final Nortem N.V. distribution and the expected fourth quarter revenue and net loss. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the change in industry conditions; order delays or cancellations; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for the Company’s products and its ability to meet demand; global trade policies; worldwide economic and political stability; the Company’s

-more-

FSI International, Inc.
June 21, 2005
Page Five

successful execution of internal performance plans; the cyclical nature of the Company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the transition to 300mm products; the level of new orders; the timing and success of current and future product and process development programs; the success of the Company’s affiliated distributor; the success of the Company’s direct distribution organization; and the potential impairment of long-lived assets; as well as other factors listed from time to time in the Company’s Securities and Exchange Commission reports including, but not limited to, the Company’s Annual Report on Form 10-K for the 2004 fiscal year and the Company’s quarterly report on Form 10-Q for the second quarter of fiscal 2005. The Company assumes no duty to update the information in this press release.

-more-

FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Third Quarter Ended		Nine Months Ended
	May 28,	May 29,	May 28,	May 29,
	2005	2004	2005	2004
Sales	$19,069	$36,309	$62,668	$81,065
Cost of goods	11,093	16,876	33,538	39,825

Gross margin	7,976	19,433	29,130	41,240
Selling, general and administrative expenses	9,145	10,007	26,509	30,201
Gain on sale of facility	—	—	7,015	—
Research and development expenses	5,533	5,830	16,400	16,874

Operating (loss) income	(6,702)	3,596	(6,764)	(5,835)
Interest and other income, net	4,435	92	4,728	2,267

(Loss) income before income taxes	(2,267)	3,688	(2,036)	(3,568)
Income tax expense	12	12	38	38

(Loss) income before equity in earnings of affiliate	(2,279)	3,676	(2,074)	(3,606)
Equity in earnings of affiliate	236	322	667	512

Net (loss) income	$(2,043)	$3,998	$(1,407)	$(3,094)

(Loss) income per share — basic	$(0.07)	$0.13	$(0.05)	$(0.10)

(Loss) income per share — diluted	$(0.07)	$0.13	$(0.05)	$(0.10)

Weighted average common shares
Basic	29,959	29,788	29,962	29,749
Diluted	29,959	30,308	29,962	29,749

-more

FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

	May 28,	Aug. 28,
	2005	2004
Assets

Current assets
Cash, restricted cash, cash equivalents and marketable securities	$35,701	$42,208
Receivables, net	17,607	22,272
Inventories	27,240	27,378
Other current assets	6,596	5,568

Total current assets	87,144	97,426

Property, plant and equipment, net	22,063	30,918

Investment in affiliate	8,975	7,744
Intangible assets, net	1,918	2,057
Other assets	1,652	1,652

Total assets	$121,752	$139,797

Liabilities and Stockholders’ Equity

Current liabilities
Trade accounts payable	$4,889	$9,470
Deferred profit*	2,709	3,096
Customer deposits	641	255
Accrued expenses	11,028	15,854

Total current liabilities	19,267	28,675

Long-term liabilities	—	750

Total stockholders’ equity	102,485	110,372

Total liabilities and stockholders’ equity	$121,752	$139,797

*	Deferred profit reflects deferred revenue less manufacturing and other related costs.

-more-

FSI INTERNATIONAL, INC. AND SUBSIDIARIES
MISCELLANEOUS FINANCIAL INFORMATION
(in thousands, except percentages, per share and total employee data)
(unaudited)

	Nine Months Ended
	May 28,	May 29,
	2005	2004
Sales by Area

United States	31%	58%
International	69%	42%

Cash Flow Statement

Capital expenditures	$1,452	$647
Depreciation	$2,820	$4,382
Amortization	$649	$1,699

Miscellaneous Data

Total employees, including contract	491	511
Book value per share	$3.44	$3.52
Shares outstanding	29,758	29,873

###